UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 13, 2026

SKYE BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55136	45-0692882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

11250 El Camino Real, Suite 100, San Diego, CA 92130
(Address of principal executive offices)

(858) 410-0266
(Registrant’s telephone number, including area code)
_________________________

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2026, the Company and Kaitlyn Arsenault determined that Ms. Arsenault will step down from her position as Chief Financial Officer of the Company, effective February 20, 2026 (the “Separation Date”) to pursue new professional opportunities.

On the Separation Date, the Company and Ms. Arsenault entered into a Separation and Release Agreement, (the “Separation Agreement”), pursuant to which Ms. Arsenault will receive a cash severance payment in the amount of $450,000, consistent with the cash severance associated with a termination by the Company not for cause, as provided in the Employment Agreement, dated October 4, 2021, between the Company and Ms. Arsenault (as amended to the date hereof, the "Employment Agreement"). Ms. Arsenault will also receive from the Company an additional cash payment of $45,000 as consideration for her 2026 annual bonus. The Company will also reimburse Ms. Arsenault for legal fees incurred in connection with the negotiation of the Separation Agreement in amount up to $30,000 and pay Ms. Arsenault a lump sum payment of $41,172.48 which is equal to the monthly COBRA premiums for a period of twelve (12) months. The foregoing payments shall be payable on the terms set forth in the Separation Agreement.

Pursuant to the Separation Agreement, Ms. Arsenault will agree to a general release of all claims in favor of the Company with respect to Ms. Arsenault’s employment and departure from the Company, including under her Employment Agreement. Further, pursuant to the Separation Agreement, the Company will engage Ms. Arsenault as an advisor on the terms set forth in the Advisor Agreement (as defined below).

On the Separation Date, the Company and Ms. Arsenault entered into an Advisor Agreement (the “Advisor Agreement”) pursuant to which Ms. Arsenault will provide, as requested by the Company, certain transition related services. The initial term of the Advisor Agreement will be six (6) months from the Separation Date, after which time either party can terminate the Advisor Agreement on fifteen (15) calendar days notice (the “Term”). In addition, in accordance with the terms of the Company’s Amended and Restated Omnibus Incentive Plan (the “Incentive Plan”) and the applicable award agreements thereunder, consistent with the Advisor Agreement, certain of Ms. Arsenault’s outstanding equity awards will continue to vest during the Term. In addition, if, before the Advisor Agreement is terminated, a Change in Control (as defined in the Incentive Plan) occurs within a year of the Separation Date, any outstanding but unvested equity awards held by Ms. Arsenault will automatically vest immediately prior to the Change in Control. Further, any vested and outstanding stock option held by Ms. Arsenault will remain exercisable until the later of February 20, 2027, or ninety (90) days after the expiration of the Advisor Agreement.

Ms. Arsenault’s departure is not the result of any disagreement with the Company’s independent auditors or the Company on any matter relating to the Company’s financial statements, internal control over financial reporting, operations, policies or practices.

The foregoing descriptions of the Separation Agreement and the Advisor Agreement are not complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Advisor Agreement, copies of which will be filed as exhibits to the Company’s next quarterly report on Form 10-Q.

Appointment of Principal Accounting Officer

In connection with Ms. Arsenault’s departure, on February 20, 2026, the Board of Directors of the Company appointed Punit Dhillon, the Company’s President and Chief Executive Officer, as the Company’s principal accounting officer, effective February 20, 2026. Mr. Dhillon will continue in his roles as Director, President and Chief Executive Officer of the Company.

The compensatory and other material terms of Mr. Dhillon’s employment with the Company will remain unchanged in connection with the foregoing.

Biographical information for Mr. Dhillon can be found in the Company’s definitive proxy statement for its 2025 annual meeting of shareholders filed with the Securities and Exchange Commission on April 25, 2025 and is incorporated herein by reference. There are no arrangements or understandings between Mr. Dhillon and any other persons pursuant to which he was appointed principal accounting officer of the Company. There are also no family relationships between Mr. Dhillon and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYE BIOSCIENCE, INC.

Dated: February 20, 2026	/s/ Punit Dhillon
Name: Punit Dhillon
Title: Chief Executive Officer